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                                          November 7, 2005



VALIC Company I
2929 Allen Parkway
Houston, Texas  77019

Ladies and Gentlemen:

      We have been requested by VALIC Company I, a Maryland corporation (the "Company"), for our opinion with respect to certain matters relating to the VALIC Ultra Fund (the "Acquiring Fund"), a series of the Company. We understand that the Company is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Company under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Large Cap Growth Fund (the "Acquired Fund"), a series of the Company, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Registration Statement on Form N-14 (the "Plan").

      We have, as counsel, participated in various business and other proceedings relating to the Company. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Company's Restated Articles of Incorporation as amended and restated ("Articles of Incorporation") and By-Laws as amended and restated ("By-Laws"), and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

      We are admitted to the Bar of the District of Columbia and generally do not purport to be familiar with the laws of the State of Maryland. To the extent that the conclusions based on the laws of the State of Maryland are involved in the opinion set forth herein below, we have relied, in rendering such opinions, upon our examination of the Maryland General Corporation Law, as amended, and our knowledge of analogous provisions of District of Columbia law.

      Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on January 27, 2006, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Company's Articles of Incorporation and By-Laws, will be legally issued, fully paid and non-assessable by the Company, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.


BOSTON   NEW YORK   WASHINGTON, DC

VALIC Company I
November 7, 2005
Page 2


      We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

                                          Very truly yours,


                                          /s/ SULLIVAN & WORCESTER LLP

                                          SULLIVAN & WORCESTER LLP